Stifel Financial Corp.
Form 8-K Exhibit 99

[Stifel Financial Corp. logo] Stifel Financial News
-----------------------------------------------------------------------------------------------------------------------------------------------------------------------

For further information contact: Thomas A. Prince General Counsel 314-342-4068	One Financial Plaza 501 North Broadway St. Louis, MO 63102 (314) 342-2000

For Immediate Release

STIFEL FINANCIAL CORP. ANNOUNCES FEDERAL COURT DECISION
VACATING SIGNIFICANT PORTION OF KENTUCKY ARBITRATION AWARD

St. Louis, Missouri, August 20, 2003 -- Stifel Financial Corp. (NYSE: SF) announced today the decision of the United States District Court for the Western District of Kentucky to vacate a significant portion of a previously announced NASD arbitration award against its subsidiary, Stifel, Nicolaus & Company, Incorporated ("Stifel"). The arbitration, which arose in connection with the activities of a former Stifel broker in its Pikeville, Kentucky office, had resulted in an initial award of $4.4 million in October 2002. In an order entered yesterday, the federal court vacated the award with respect to all trading claims and confirmed with respect to a misappropriation claim, reducing the final judgment against Stifel to $500,000, plus applicable interest.

The Company reported an after-tax charge of $3.5 million in the third quarter of 2002 for the arbitration award and other related matters. At this time, the Company has not determined the financial impact of the reduction in the arbitration award.

Stifel Financial Corp. is a financial services holding company whose subsidiaries are engaged in general securities, brokerage, investment banking and money management with 82 locations in 15 states, primarily in the Midwest. To learn more about Stifel, please visit its web site at www.stifel.com.

###